                       CERTIFICATE OF DESIGNATION, PREFERENCES
                                    AND RIGHTS OF
                               SERIES A PREFERRED STOCK
                                          OF
                             JENKON INTERNATIONAL, INC.,
                                A DELAWARE CORPORATION



                 (Pursuant to Section 151 of the General Corporation
                            Law of the State of Delaware)



     Jenkon International, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to the authority contained in Article 4, Section 2 of its Certificate of Incorporation, and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock designated as Series A Preferred Stock:

     RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation be, and hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

          BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock, $.001 par value per share, of the Corporation, to be designated "Series A Preferred Stock" (hereinafter referred to as the "Series A Preferred Stock"), consisting of 1,150,000 shares, and to the extent that the voting powers, designations, preferences, limitations, restrictions and relative rights of the Series A Preferred Stock are not stated and expressed in the Certificate of Incorporation, does hereby fix and herein state and express such voting powers, designations, preferences, limitations, restrictions and relative rights as follows (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein):

          1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Preferred Stock" and the number of shares constituting such series shall he 1,150,000. Such number of shares may be decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A

     Preferred Stock to a number less than the number of shares of Series A Preferred Stock then outstanding or reserved for issuance.

          2. DIVIDENDS. The holders of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available for distribution to holders of the Corporation's Series A Preferred Stock, whether such assets are capital, surplus, or earnings (hereinafter called the "Available Funds"), as and when received by holders of the Common Stock of the Corporation or any other class of stock of the Corporation ranking the same or junior to the Series A Preferred Stock, dividends in an amount equal to the amount of any dividends payable to holders of the Common Stock of the Corporation or any other class of the Corporation ranking junior to Series A Preferred Stock, based on the largest number of full shares of Common Stock into which a holder's shares of Series A Preferred Stock could be converted immediately prior to the record date for the payment of such dividend. No dividend may be declared and paid upon shares of Common Stock or any other class of stock of the Corporation ranking junior to the Series A Preferred Stock unless the Series A Preferred Stock was converted into Common Stock before the record date of such dividend or the Series A Redemption Price (as defined below) is simultaneously paid Or deposited into trust for the benefit of all then outstanding shares of Series A Preferred Stock for the redemption and retirement thereof as described ia
     Section 7, below. Dividends on Series A Preferred Stock shall not be cumulative, and no declared and unpaid dividend on Series A Preferred Stock shall bear interest.

          3.   LIQUIDATION, DISSOLUTION OR WINDING UP.

               (a) LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary ("Liquidation"), the holders of each share of Series A Preferred Stock shall be entitled to receive out of the Available Funds, before any sums shall be paid or any assets distributed among the holders of shares of Common Stock and any other class of stock of the Corporation ranking junior to the Series A Preferred Stock, an amount or value (such amount or value as described immediately below is hereinafter called the "Series A Preference Price") equal to the Series A Redemption Price, as defined in Section 7(a), below, per share of Series A Preferred Stock (subject to adjustment if the Series A Preferred Stock of the Corporation shall be changed into a different number of shares, whether by recapitalization, reclassification or otherwise, and then and in each such event the holder of shares of Series A Preferred Stock shall have the right thereafter to receive upon redemption such same amount aggregately receivable immediately prior to reorganization, reclassification or other change of the number of shares of Series A Preferred Stock apportioned among the number of shares into which such shares of Series A Preferred Stock are changed) plus in each case, any and all declared but unpaid dividends on such shares. If the Available Funds shall be insufficient to permit the payment in full to all holders of the Series A Preferred Stock the full amounts (including all dividends accrued and unpaid) to which they shall be entitled by reason of such Liquidation of the Corporation, then there shall be paid to the holders of the Series A Preferred Stock in connection with such Liquidation of the Corporation, an amount equal to product derived by multiplying the amount of Available Funds times a fraction, the numerator of which shall be the full amount to which the holders of the Series A Preferred Stock shall be entitled by reason of such Liquidation of the Corporation and the denominator of which shall be the total amount which would have been distributed by reason of such Liquidation of the Corporation with respect to the Series A Preferred Stock then outstanding had the Corporation possessed sufficient assets to pay the maximum amount which the holders of all such stock would be entitled to receive in connection with such Liquidation of the Corporation.

          The voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of the Corporation, or the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into the Corporation, or any purchase of all or substantially all of the shares of any class or series of stock of the Corporation, shall not be deemed to be a Liquidation of the Corporation for the purposes of this Section 3, so long as such transaction does not result in the issuance or creation of any shares of Preferred Stock of the Corporation, or of any successor, except any shares of Preferred Stock that rank junior (as defined elsewhere in these resolutions) to the shares of Series A Preferred Stock as to dividends and as to the distribution of assets upon dissolution, liquidation or winding up; provided, however, if more than 50% (by value as determined in good faith by the Board of Directors) of the consideration received in a transaction by holders of the Corporation's Common Stock in such transaction consists of cash, notes payable in cash or Marketable Stock (as defined below), the transaction will be deemed to be a Liquidation for purposes of this Section. The phrase "all or substantially all" as used in this definition in reference to a class of the Corporation's capital stock means 66% or more of the aggregate outstanding amount. The phrase "all or substantially all" as used in this definition in reference to the property, business or assets of the Corporation shall mean assets of a corporation as are quantitatively vital to the operations of the Corporation and substantially affects the existence and purpose of the Corporation. As used herein, the term "Marketable Stock" means the Corporation's Common Stock or common stock of any corporation that is the successor to all or substantially all of the business or assets of the Corporation or of the ultimate parent of such successor, which is (or will, upon distribution thereof, be) listed or quoted on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market or the Nasdaq Small Cap Market.

          The holder of any shares of Series A Preferred Stock shall not be entitled to receive any payment of the full balance owed for such shares under this Section 3 until such holder shall cause to be delivered to the Corporation (i) the certificate(s) representing such shares of Series A Preferred Stock (or an affidavit of lost certificate and such other documentation or assurances as are required by applicable law, in a form reasonably acceptable to the Corporation) and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to transfer such shares of Series A

     Preferred Stock to the Corporation free of any adverse interest. No interest shall accrue on any payment upon Liquidation after the due date thereof.

          After the Series A Preference Price shall have been paid in full to the holders of the Series A Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock and available for such payment, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock and any other class of stock of the Corporation ranking junior to the Series A Preferred Stock, and the holders of shares of the Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

               (b) PROPERTY. Whenever the distribution provided for herein shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

          4. SERIES A PREFERRED STOCK VOTING RIGHTS. The holders of Series A Preferred Stock shall not have any voting rights if, whether at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series A Preferred Stock shall have either been redeemed or, if then redeemable, sufficient funds shall have been deposited irrevocably in trust to effect such redemption. Subject to the foregoing sentence, the Series A Preferred Stock shall have the following voting rights:

               (a) VOTING RIGHTS IN GENERAL. Except to the extent that requirements of law supersede the limitations on voting rights in the Certificate of Incorporation or these resolutions and as otherwise set forth herein, the shares of Series A Preferred Stock shall be entitled to voted equally with the shares of Common Stock. Each holder of Series A Preferred Stock shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any questions upon which holders of Common Stock have the right to vote. Each holder of Series A Preferred Stock shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series A Preferred Stock could be converted pursuant to the provisions of Section 5 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

               (b) OTHER SERIES A PREFERRED STOCK VOTING RIGHTS. So long as any shares of Series A Preferred Stock remain outstanding, the vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock outstanding at the time (voting separately as a class) given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

                      (i) The authorization, creation or issuance (whether by creation or amendment of an existing class or series of Preferred Stock), or any increase in the authorized or issued amount, of any class or series of stock (including any class or series of Preferred Stock) ranking prior (as that term is hereinafter defined) to or on a parity (as that term is hereinafter defined) with the Series A Preferred Stock; or

                      (ii) The Amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Certificate of Incorporation or of these resolutions which would alter or change the powers, preferences, or special rights of the shares of the Series A Preferred Stock in any material respect; provided, however, that the creation and issuance of other series of Preferred Stock ranking junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences, or special rights, and provided, further, that the unanimous vote or consent of the shares of the Series A Preferred Stock outstanding shall be necessary to effect any amendment to these resolutions that would (A) except as otherwise permitted by Section 5, increase the Conversion Price;
     (B) reduce the Series A Preference Price; (C) reduce or eliminate the entitlement to cash dividends, if any, payable on the shares of the Series A Preferred Stock; or (D) reduce the Series A Redemption Price.

          For purposes of these resolutions, any class or classes of stock of the Corporation shall be deemed to rank:

                              (A)   prior to the Series A Preferred Stock as to
     dividends or as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Stock;

                              (B)   on a parity with the Series A Preferred
     Stock as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per shares thereof be different from those of the Series A Preferred Stock, if such stock or series shall be the Series A Preferred Stock or if the holders of such class of stock and the Series A Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority one over the other: and

                              (C)   junior to the Series A Preferred Stock as
     to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class shall be Common Stock or if holders of the Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of stock of such class.

               (c) RIGHT TO ELECT A MAJORITY OF DIRECTORS IN CERTAIN CIRCUMSTANCES. In the event that the Corporation fails to redeem (or set aside funds required to redeem) all of the outstanding shares of Series A Preferred Stock in a timely manner in accordance with the provisions of
     Section 7 hereof (regardless of the reasons for such failure to redeem), the holders of Series A Preferred Stock, as a class, shall be entitled to elect a majority of the members of the Corporation's Board of Directors. The remaining members of the Board of Directors shall be elected by the holders of the Common Stock, voting as a separate class.

                      (i) REMOVAL. Removal of any director or directors whom the holders of the Series A Preferred Stock are entitled to elect shall require only a majority of the votes of holders of the then outstanding shares of Series A Preferred Stock. Removal of any director or directors whom the holders of the Common Stock are entitled to elect shall require only a majority of the votes of holders of the then outstanding shares of Common Stock.

                      (ii) VACANCIES. All vacancies of directors whom the holders of Series A Preferred Stock or Common Stock are entitled to elect, whether caused by removal, resignation, an increase in the authorized number of directors, or otherwise, may be filled by a majority of votes of holders of the then outstanding shares of Series A Preferred Stock or Common Stock, as the case may be, or by a majority of the remaining directors whom the Series A Preferred Stock or Common Stock, as the case may be, are entitled to elect, though less than a quorum, and shall not be filled by a majority of all of the remaining directors as a whole.

                      (iii) TERMINATION OF RIGHT TO ELECT MAJORITY OF BOARD. The right of the holders of the Series A Preferred Stock to elect a majority of the members of the Corporation's Board of Directors (and the related rights to remove directors and fill vacancies) shall terminate at such time as (i) the Corporation has completed the redemption of the shares of Series A Preferred Stock in accordance with the provisions of Section 7 hereof, or (ii) no shares of Series A Preferred Stock remain outstanding.

          5. CONVERSION RIGHTS. The holders of the Series A Preferred Stock shall have the following conversion rights:

               (a) GENERAL. Subject to and in compliance with the provisions of this Section 5, any shares of the Series A Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully-paid and nonassessable shares

     (calculated as to each conversion to the largest whole share) of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion, subject to the payment of cash in lieu of fractional shares as provided in Section 5(e), shall be the product obtained by multiplying the applicable Conversion Rate (determined as provided in Section 5(b)) by the number of shares of Series A Preferred Stock being converted.

               (b) CONVERSION RATE. The conversion rate per share of Series A Preferred Stock in effect at any time (the "Conversion Rate") shall be the quotient obtained by dividing Two Dollars and 00 Cents ($2.00) by the conversion price, calculated as provided in Section 5.(c) (the "Conversion Price").

               (c) CONVERSION PRICE. The Conversion Price shall be initially Two Dollars and 00 Cents ($2.00), subject to adjustment as provided in this Section 5(c) and customary adjustment from time to time as provided in Section 5(f). In addition to any adjustment to the Conversion Price pursuant to Section 5(f) hereof, the Conversion Price shall immediately be adjusted as described below upon the Corporation's receipt of audited financial statements of the Corporation for the fiscal year ended June 30, 1996. In the event that the Corporation's audited financial statements for the fiscal year ended June 30, 1996 report net sales of less than $6,800,000, the Conversion Price shall be adjusted to equal (i) .7352941 multiplied by (ii) the audited net sales per share of the Corporation for fiscal year 1996 calculated based on 2,500,000 shares of Common Stock outstanding on a fully-diluted basis. In the event that the Corporation's audited financial statements for the fiscal year ended June 30, 1996 report net sales of at least $6,800,000, there shall be no adjustment to the Conversion Price pursuant to this Section 5(c).

               (d) MECHANICS OF CONVERSION. Each holder of Series A Preferred Stock, who desires to convert the same into shares of Common Stock, subject to the provisions of this Section 5(d), shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Common Stock, and shall give written notice to the Corporation at its principal office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash all declared but unpaid dividends on the shares of Series A Preferred Stock being converted or, if the Corporation is legally or financially unable to pay such dividends in cash, pay in Common Stock (valued at the Common Stock's fair market value at the time of surrender as determined in good faith by the Board) all declared but unpaid dividends on the shares being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the shares to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date (the "Conversion Date"). The Series A Preferred Stock may be converted in any whole number multiple of one (1) share.

               (e) CASH IN LIEU OF FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of the Series A Preferred Stock, the Corporation shall pay to the holder of the shares of Series A Preferred Stock which were converted a cash adjustment in respect and in lieu of such fractional shares in an amount equal to the same fraction of the fair market value per share of the Common Stock (as determined in good faith by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series A Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series A Preferred Stock being converted.

               (f)    ADJUSTMENTS IN CERTAIN CUSTOMARY EVENTS.

                      (i) DIVIDENDS. In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or in assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is defined in Section 5(d)), retained such securities or such other assets receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred Stock.

                      (ii) RECAPITALIZATION OR RECLASSIFICATION. If the Common Stock of the Corporation shall be changed into the same or different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in the Certificate of Incorporation or these resolutions, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in the Certificate of Incorporation or these resolutions), then and in each such event the holder of shares of Series A Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock would have been converted (taking into account all accrued and unpaid dividends and interest with respect to such Series A Preferred Stock) immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                      (iii) MERGER OR SALE OF ASSETS. If at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares or Common Stock of the Corporation), or the sale of all or substantially all of the Corporation's properties and assets to any other person followed by a liquidation of the Corporation, then, as a part of such transaction, provision shall be made so that each holder of a share of Series A Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property of the Corporation, or of the successor corporation resulting from such merger or consolidation, receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock of the Corporation into which such share of Series A Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or transfer, assuming such holder of Common Stock of the Corporation is not an entity with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a "constituent entity"), or an affiliate of a constituent entity. If necessary in any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock after such transaction to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event in a manner corresponding as nearly as may be practicable in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares. The above provisions shall similarly apply to successive consolidations, mergers, sales or transfers.

                      (iv)    SALE OF SHARES BELOW CONVERSION PRICE.

                              (A)   GENERAL.  If the Corporation issues or
     sells, or is deemed by the express provisions of Section 5(d) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as provided elsewhere in Section 5(f) or upon a subdivision or combination of shares of Common Stock as provided in Section 5(f)(ii), for an Effective Price (as hereinafter defined) less than the greater of the then existing Conversion Price for the Series A Preferred Stock or the Market Price, if any, as defined in Section 5(f)(iv)(E) below, then and in each such case the then existing Conversion Price for the Series A Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale by the Corporation, to the Effective Price for each such Additional Share of Common Stock so issued.

                              (B)   AMOUNT AND KIND OF CONSIDERATION.  For the
     purpose of making any adjustment required under this Section 5(f)(iv), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash be computed at the net amount of cash received by the Corporation after the deduction of any expenses payable by the Corporation and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Corporation in connection with such issue or sale, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                              (C)   CONVERTIBLE SECURITIES.  For the purpose of
     the adjustment required under this Section 5(f)(iv), if the Corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being hereinafter referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price then in effect for the Series A Preferred Stock, then in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof. No further adjustment of the Conversion Price for the Series A Preferred Stock shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire or otherwise terminate without having been exercised, the Conversion Price for the Series A Preferred Stock adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price for the Series A Preferred Stock which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such

     Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

                              (D)   [Intentionally omitted]

                              (E)   CERTAIN DEFINITIONS.  "Additional Shares of
     Common Stock" shall mean all shares of Common Stock issued by the Corporation after the initial issuance date of the Series A Preferred Stock, whether or not subsequently reacquired or retired by the Corporation, other than (A) shares of Common Stock issued to employees or directors of or consultants and advisers to the Corporation or any Subsidiary pursuant to any stock purchase or stock option plans or other arrangements approved by the Board so long as the aggregate number of shares issued after the issuance date of the Series A Preferred Stock does not exceed two hundred fifty thousand (250,000) shares (which amount may be increased annually, commencing July 1, 1997, by an amount equal to one percent (1%) of the number of outstanding shares of Common Stock (but in no event shall the total number of shares subject to such plan exceed 15% of the outstanding shares of Common Stock); provided, however, if at any time or from time to time after the issuance date of the Series A Preferred Stock the Corporation effects a subdivision or combination of the outstanding Common Stock or makes a dividend or other distribution payable in additional shares of Common Stock, then the aggregate number of shares specifically excluded from the definition of Additional Shares of Common Stock shall be increased or decreased appropriately to reflect such subdivision, combination, dividend, or other distribution. "The "Effective Price" of Additional Shares of Common Stock issued at any time after the initial issue date of the Series A Preferred Stock shall mean the quotient determined by dividing the total of (a) the number of shares of Common Stock outstanding prior to the issuance or deemed issuance or sale, plus the number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under Section 5(f)(iv), into (b) the aggregate of Five Million Dollars ($5,000,000) plus the consideration received, or deemed to have been received by the Corporation for such issue and all previous issues under Section 5(f)(iv)(B), for such and all previous Additional Shares of Common Stock following the original issue date of the Series A Preferred Stock. The "Market Price" of the Common Stock shall mean either the reported bid price or closing sale price on a principal trading market of the Common Stock (less 15% for issuances of Common Stock with restrictions on free transferability) or, if there is no such market, the fair market value of the Common Stock as determined by the Board of Directors in their good faith judgment as of a particular date.

                      (v) CERTIFICATE AS TO ADJUSTMENTS. In each case of an adjustment or readjustment of the Conversion Price or Conversion Rate, the Corporation will furnish each holder of Series A Preferred Stock with a certificate, executed by the President and chief financial officer of the Corporation showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based. The Corporation in any such instance may, and in every instance upon the request of the holders of a majority of the Series A Preferred Stock the Corporation will, cause its independent public accountants to confirm the accuracy of such adjustment or readjustment. Any adjustment so confirmed shall be for all purposes hereof conclusively be deemed to be an appropriate adjustment.

               (g) TRANSFER TAXES. The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversions of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Series A Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

               (h) SHARES TO BE VALIDLY ISSUED, ETC.. The Corporation covenants that all shares of Common Stock which may be issued upon conversions of shares of Series A Preferred Stock will upon issue be duly and validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

               (i) PARTIAL CONVERSION. In the event some but not all of the shares of Series A Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock which were not converted.

               (j) RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          6.   AUTOMATIC CONVERSION.

               (a) PUBLIC OFFERING. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock based on the then effective Conversion Rate for the Series A Preferred Stock immediately upon the closing of a public offering of the Corporation's Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, which results in (i) gross proceeds to the Corporation of at least $5,000,000 and (ii) the Common Stock being listed or quoted on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq Small Cap Market (a "Public Offering"); provided, however, that such conversion shall be conditioned upon payment, or declaration and setting aside of a sum sufficient for payment, by the Corporation of all declared but unpaid dividends, if any, on the outstanding Series A Preferred Stock payable in cash or Common Stock (valued at the Common Stock's fair market value), or both.

               (b)    MECHANICS OF CONVERSION.  Upon the completion of an
     Public Offering, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with the certificates. Upon the occurrence of such automatic conversion of Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of whole shares of Common Stock into which the shares surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay the holder in cash for any fractional shares (calculated at the Common Stock's Market Price, as defined in Section 5(f)(iv)(E) above, as of the date of such conversion). Upon conversion of any holder after the record date but before the payment date for any dividend, the Corporation shall pay the holder on account of such dividend payment on the payment date notwithstanding prior conversion.

          7.   REDEMPTION.

               (a) STOCKHOLDER RIGHT OF REDEMPTION. In the event that the Corporation has not completed a Public Offering (as defined in Section 6(a) hereof) prior to thirty (30) months following the date of the first issuance of shares of Series A Preferred Stock (the "Series A Issue Date"), holders of a majority of the then outstanding shares of Series A Preferred Stock, voting separately as a single class, shall have the right to cause the Corporation to redeem all of the then outstanding shares of Series A Preferred Stock. The redemption price per share (the "Series A Redemption Price") shall equal the product of Two Dollars and 00 Cents ($2.00) (subject to adjustment if the Series A Preferred Stock of the Corporation shall be changed into a different number of shares, whether by recapitalization, reclassification or otherwise, and then and in each such event the holder of shares of Series A Preferred Stock shall have the right thereafter to receive upon redemption such same amount aggregately receivable immediately prior to reorganization, reclassification or other change of the number of shares of Series A Preferred Stock apportioned among the number of shares into which such shares of Series A Preferred Stock are changed) multiplied by the following percentage if redeemed during the respective calendar year indicated below:

                    1998   . .   121.0%      2003   . .   194.9%
                    1999   . .   133.1%      2004   . .   214.4%
                    2000   . .   146.4%      2005   . .   235.8%
                    2001   . .   161.1%      2006   . .   259.4%
                    2002   . .   177.2%      2007   . .   285.3%

     and thereafter the applicable percentage shall increase in the same manner by multiplying the prior percentage by one hundred ten percent (110%) for each additional year, plus, in each case, an amount equal to all dividends declared, due and payable prior to the date fixed for such redemption (herein referred to as the "Redemption Date").

               (b) PROCEDURES APPLICABLE TO REDEMPTIONS AT OPTION OF ANY HOLDERS. If holders of a majority of the Series A Preferred Stock intend to exercise their right to cause the Corporation to redeem the shares of Series A Preferred Stock, in whole but not in part, such holders shall provide at least thirty (30) and not more than sixty (60) days prior written notice (a "Mandatory Redemption Notice") to the Corporation, which notice shall be signed by the holders of at least a majority of the outstanding Series A Preferred Stock and shall state such holders' intention to exercise the redemption right set forth herein. Any Mandatory Redemption Notice of holders of a majority of the outstanding shares of Series A Preferred Stock shall be sent by Federal Express (or similar overnight delivery service), or first-class certified mail, return-receipt requested, postage prepaid, to the Corporation addressed to its president at its principal executive office as of such time.

               (c) NOTICE OF REDEMPTION. Within fifteen (15) days of the Corporation's receipt of the Mandatory Redemption Notice, the Corporation shall mail each record holder of outstanding shares of Series A Preferred Stock (regardless of whether such holder executed the Mandatory Redemption Notice) a notice (the "Redemption Notice") which shall specify (i) the Redemption Date, (ii) the Series A Redemption Price, (iii) the place for payment and for delivering the stock certificates) and transfer instrument(s) in order to receive the Series A Redemption Price, and (iv) the then effective Conversion Price and that the right of holders of shares of Series A Preferred Stock being redeemed to exercise their conversion right shall terminate as to such shares at the close of business on the fifth business day preceding the Redemption Date (provided that no default by the Corporation in the payment of the applicable Series A Redemption Price (including any accrued and unpaid dividends) shall have occurred and be continuing). Any notice mailed by certified mail, postage pre-paid, return receipt requested shall be conclusively deemed to have been duly given regardless of whether such notice is in fact received.

               (d)    PAYMENT OF REDEMPTION PRICE.

                      (i) METHODS OF PAYMENT. The Redemption Price for the shares being redeemed may be payable by the Corporation's check payable to the order of the person whose name appears on the certificate or certificates therefor as the owner thereof, or to such payee as such owner may designate in writing to the Corporation not later than the fifth business day prior to the Redemption Date. Payment by check shall be sent on the Redemption Date by first class, certified mail, postage prepaid by the Corporation to such owner or payee, as the case may be. The Corporation also may deposit the amount of the Redemption Price with a bank or trust company designated in the Corporation's notice of redemption, irrevocably in trust for the benefit of the holders.

                      (ii) CONDITION TO PAYMENT. The holders of any shares of Series A Preferred Stock redeemed upon any exercise of the holders' redemption right shall not be entitled to receive payment of the Series A Redemption Price for such shares until such holder shall cause to be delivered to the Corporation at its then principal executive office or any other place specified in a Redemption Notice given by the Corporation (i) the certificate(s) representing such shares of Series A Preferred Stock (or an affidavit of lost certificate and such other documentation or assurances as are required by applicable law, in a form and substance reasonably acceptable to the Corporation) and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to transfer such shares of Series A Preferred Stock to the Corporation, in the manner and at the place designated by the Corporation, by no later than the fifth (5th) business day preceding the Redemption Date. In the event fewer than all of the shares represented by such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder of such shares.

                      (iii) REDEMPTION FROM CERTAIN FUNDS. Notwithstanding any provisions herein to the contrary, the Corporation shall not pay or set apart any amount for the redemption of any Series A Preferred Stock, or pay any amount for the repurchase of any Series A Preferred Stock, in excess of Available Funds. If the Available Funds shall be insufficient to permit the redemption of all of the shares of Series A Preferred Stock in the full amounts (including all dividends accrued and unpaid to the Redemption Date) to which they shall be entitled by reason of redemption on the Redemption Date, then the Corporation shall effect a partial redemption (pro rata among the holders of outstanding Series A Preferred Stock in proportion to each such holder's number of shares).

               (e) EFFECT OF REDEMPTION NOTICE. At the close of business on the Redemption Date for any share of Series A Preferred Stock, such share shall (provided that the Series A Redemption Price (including any accrued and unpaid dividends to the Redemption Date) of such shares has been paid or properly provided for) be deemed to cease to be outstanding and all rights of any person other than the Corporation in such share shall be extinguished on the Redemption Date for such share (including all rights to receive future dividends with respect to such share) except for the right to receive the Series A Redemption Price (including any accrued and unpaid dividends to the Redemption Date), without interest, for such share in accordance with the provisions of this Section 7, subject to applicable escheat laws. In the event of a default by the Corporation in payment of the Series A Redemption Price, or the Corporation's failure to give a required Redemption Notice, interest shall accrue at the rate of ten percent (10%) per annum, compounded annually from the Redemption Date on the Series A Redemption Price for any shares of Series A Preferred Stock outstanding after the Redemption Date.

               (f) EFFECT OF PRIOR CONVERSION. In the event that any shares of Series A Preferred Stock shall be converted into Common Stock prior to the Redemption Date pursuant to Section 5, then (i) the Corporation shall not have the right to redeem such shares and (ii) any funds which shall have been deposited for the payment of the Series A Redemption Price for such shares shall be returned to the Corporation immediately after such conversion (subject to declared dividends payable to holders of shares of Series A Preferred Stock on the record date for such dividends being so payable, to the extent set forth in Section 5 hereof, if such shares are converted subsequent to such dividend record date and prior to the Redemption Date).

          8. NO REISSUANCE OF THE SERIES A PREFERRED STOCK. No share or shares of the Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock accordingly.

          9. NOTICES OF RECORD DATES. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or to receive any other right, or any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least 30 days prior to the date specified in such notice on which such action is to be taken.

          10. COMMON STOCK. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shalt be vested in the Common Stock.

     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designation, Preferences and Rights of Series A Preferred Stock to be duly executed by its President and Chief Executive Officer and attested to by its Secretary on this 16th day of July, 1996.

                                        JENKON INTERNATIONAL, INC.




                                        By:    /s/ David A. Edwards
                                           -------------------------------
                                           David A. Edwards, President and
                                           Chief Executive Officer


ATTEST:


/s/ Lowell T. Holden, Treasurer
-------------------------------
Lowell T. Holden, Treasurer